[RIDER FOR SOVEREIGN BOND FUND: John Hancock Bond Fund]

On November 15, 2012, a Special Meeting of the Shareholders of John Hancock Sovereign Bond Fund and its series, John Hancock Bond Fund, was held at 601 Congress Street, Boston, Massachusetts, for the purpose of considering and voting on the following proposal:

Proposal: Election of thirteen (13) Trustees as members of the Board of Trustees of John Hancock Sovereign Bond Fund.

	Total Votes for the Nominee	Total Votes Withheld from the Nominee
Independent Trustees
Charles L. Bardelis	62,245,932.49	778,528.38
Peter S. Burgess	62,251,920.48	772,540.39
William H. Cunningham	62,297,276.73	727,184.14
Grace K. Fey	62,293,128.98	731,331.89
Theron S. Hoffman	62,270,368.45	754,092.42
Deborah C. Jackson	62,337,824.55	686,636.32
Hassell H. McClellan	62,259,746.33	764,714.54
James M. Oates	62,303,404.74	721,056.13
Steven R. Pruchansky	62,224,401.49	800,059.38
Gregory A. Russo	62,362,297.56	662,163.31
Non-Independent Trustees
James R. Boyle	62,394,689.60	629,771.27
Craig Bromley	62,397,524.61	626,936.26
Warren A. Thomson	62,410,474.58	613,986.29